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                                                                     EXHIBIT 4.3

                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

         AMENDMENT NO. 2, dated as of July 31, 1998 (this "Amendment"), to the RIGHTS AGREEMENT, dated as of October 31, 1995, as amended (the "Rights Agreement") between MARINER HEALTH GROUP, INC., a Delaware corporation (the "Company"), and STATE STREET BANK AND TRUST COMPANY, as Rights Agent. All terms not otherwise defined herein shall have the meaning given such terms in the Rights Agreement.

                              W I T N E S S E T H:

         WHEREAS, on October 31, 1995, the Board of Directors of the Company (the "Board") authorized the execution of the Rights Agreement pursuant to which certain rights to purchase one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock have been distributed;

         WHEREAS, on April 13, 1998, the Board authorized the execution of Amendment No. 1 to the Rights Agreement to render the Rights Agreement inapplicable to the merger of Paragon Acquisition Sub, Inc. ("Sub"), a Delaware corporation and a wholly-owned subsidiary of Paragon Health Network, Inc. ("Parent"), with and into the Company, with the Company surviving and continuing as a wholly-owned subsidiary of Paragon;

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may amend the Rights Agreement at any time prior to the Final Amendment Date (as defined therein) without the approval of any holders of certificates representing shares of Common Stock (as defined therein); and

         WHEREAS, on July __, 1998, the Board authorized the execution of this Amendment No. 2 to Rights Agreement pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 13, 1998, among Parent, the Company and Sub.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. Section 7(a) of the Rights Agreement shall be amended in its entirety to read as follows:

                     (a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase set forth on the reverse side thereof and the certificate contained therein completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a share of Preferred Stock (or other securities, cash or other assets, as the case may
                     be) as to which such surrendered Rights are then exercisable, until immediately prior to the effective time of the merger contemplated by by the Agreement and Plan of Merger dated as of April 13, 1998 among Paragon Health Network, Inc., a Delaware corporation, the Company and Paragon Acquisition Sub, Inc. (the "Expiration Date").
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         2. Parent and Sub are third party beneficiaries of this Amendment and the terms of this Amendment shall not be withdrawn, amended or otherwise modified without their written consent.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Rights Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:

                                        MARINER HEALTH GROUP, INC.

By:----------------------------         By: /s/ Arthur W. Stratton Jr., M.D.

      Name:                                 Name:  Arthur W. Stratton, Jr., M.D.
      Title:                                Title: President and Chief
                                                   Executive Officer

Attest:

                                        STATE STREET BANK AND TRUST COMPANY

                                        By: David M. Elwood
                                            -----------------------------------
                                            Name: David M. Elwood
By: Jane Rivinius                           Title:  Vice President
-------------------------------
      Name:  Jane Rivinius
      Title:  Vice President